EXHIBIT 99.1

Stock Yards Bancorp Reports Solid Third Quarter Earnings of $14.5 Million or $0.64 Per Diluted Share

SYBT Results Reflect Positive Trend in Loan Deferrals

LOUISVILLE, Ky., Oct. 28, 2020 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported stable results for the third quarter ended September 30, 2020. Net income for the third quarter was $14.5 million, or $0.64 per diluted share, compared with net income of $17.2 million, or $0.76 per diluted share for the third quarter of 2019. Operating results were lower compared to the record results posted in the third quarter of 2019, primarily due to increased loan loss provisioning and reserves for off-balance sheet credit exposures.

(dollar amounts in thousands, except per share data)	3Q20	2Q20	3Q19
Net interest income	$33,695	$33,528	$32,106
Provision for credit losses	4,418	5,550	400
Non-interest income	13,043	12,622	13,209
Non-interest expenses	26,196	24,884	23,898
Income before income tax expense	16,124	15,716	21,017
Income tax expense	1,591	2,348	3,783
Net income	$14,533	$13,368	$17,234
Net income per share, diluted	$0.64	$0.59	$0.76
Net interest margin	3.26%	3.27%	3.87%
Efficiency ratio	55.96%	53.87%	52.67%
Tangible common equity to tangible assets(1)	9.52%	9.39%	10.83%
Annualized return on average equity	13.57%	12.90%	17.41%
Annualized return on average assets	1.34%	1.25%	1.95%

“Given the ongoing impacts of a global pandemic, we remain focused on supporting our customers, communities and employees while prudently managing risk. We delivered solid earnings in the third quarter, led by improved net interest income, record mortgage banking income and controlled non-interest expenses,” said James A. (Ja) Hillebrand, Chief Executive Officer. “Additionally, credit quality metrics remain stable, and loan deferrals improved dramatically. ”

“Our active participation in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) has helped service the needs of our customers and our local communities. As a community bank, our expertise, agility and ultimate success in executing this relief effort allowed us to assist over 3,300 customers and originate $657 million in loans while adding new relationships with strong future growth opportunities. We have started processing applications for PPP loan forgiveness for customers. The Bank has nearly $15 million in net unrecognized fees related to the PPP that would be recognized in income immediately once the loan is paid off or forgiven by the SBA. We expect the timing of such forgiveness will add volatility to fourth quarter 2020 and early 2021 operating results for us and all participating financial institutions.

“Uncertainty and volatility have been the common themes so far for 2020, as the magnitude of the economic ramifications of the COVID-19 pandemic are still largely unknown. Despite sound traditional credit metrics, under the CECL methodology, we recorded a significant provision for credit losses during the third quarter based on the predicted impact of the pandemic upon current unemployment forecasts and changing macro-economic conditions, as well as qualitative factor adjustments. We feel that we are well positioned as we navigate through the pandemic, having built up significant loan loss reserves, excluding PPP loans, of 1.78%(2) at September 30, 2020.”

Additional key factors impacting the third quarter of 2020 results included:

  Deposit balances remained at record levels, as consumers/businesses continued to build cash reserves.
  Net interest margin (NIM) compressed 61 basis points to 3.26% compared to the third quarter a year ago. NIM was significantly impacted by loan yield contraction driven by the PPP, the 225-basis point drop in the Federal Funds Target Rate from September 30, 2019 to September 30, 2020 and excess balance sheet liquidity. However, NIM remained consistent on a linked quarter basis.
  The commercial and industrial (C&I) portfolio continued to contract during the third quarter of 2020; however, the pace slowed significantly compared to the second quarter, as borrowers paid down their operating lines of credit. The overall decline in line utilization led to the recording of $550,000 in additional non-interest expense related to credit exposures for unfunded off-balance sheet commitments. The Bank had a total liability of $6 million accrued at September 30, 2020 related to such exposures.
  COVID-19 related loan deferrals declined significantly to 4% of total loans at the end of the third quarter of 2020 from 18% of total loans three months earlier. As of October 27th, loan deferrals represented 3% of total loans.
  Net interest income increased $1.6 million, or 5%, over the third quarter of 2019, driven by PPP loans and related fees and a significant decline in cost of funds.
  Non-interest income decreased $166,000 over the third quarter of 2019. Record mortgage banking results, higher debit/credit card income and treasury management fees were offset by lower deposit service charges, which were significantly impacted by the pandemic and changes in customer behavior.
  Non-interest expenses reflected moderate increases in compensation, technology and communication, FDIC insurance and credit loss expense for off-balance sheet exposures.

Hillebrand added, “We continue to execute our growth trajectory through our expanded branch network. In July we opened our Evendale branch, bringing our total Cincinnati MSA branches to six, and earlier this month we opened our Valley Station branch, bringing total Louisville MSA branches to 33. These two distinct areas and expansion within our existing MSAs provide us great market potential for expanding our deposit base and increasing top line revenue growth.

“During the quarter we were recognized nationally for our customer service and for our performance metrics. We were named to Newsweek’s America’s Best Banks 2021 list as the best small bank in Kentucky. In choosing the best small bank state winners, 55 separate factors were assessed, covering a wide variety of fees, current and historical interest rates, account terms, consumer service features, mobile app satisfaction and bank profile. Additionally, in September we were named once again to the prestigious Piper Sandler Bank and Thrift Sm-All Stars: Class of 2020 list, being one of only 35 institutions to receive this honor. In making their selections, Piper Sandler focused on growth, profitability, credit quality and capital strength. The receipt of these two awards is an honor and a testament to the dedication and commitment of our employees who continue to work diligently to support those in the communities we serve.

“Against the backdrop of the pandemic and disruptions in our geographic locations, we are working to enact and strengthen programs and policies to prepare for whatever the future may bring. We have also continued our conservative stance towards credit, preparing our balance sheet for the potential impacts of the pandemic while mitigating risk. With solid asset quality backed by strong reserves, robust technologies, resourceful employees, loyal customers and strong community partners, we are well-positioned to meet the challenges ahead.”

Results of Operations – Third Quarter 2020 Compared with Third Quarter 2019

Net interest income – the Company’s largest source of revenue – increased $1.6 million, or 5%, to $33.7 million driven primarily by PPP loans and related fees and a significant decline in cost of funds.

  Total interest income declined $1.9 million, or 5%, to $36.1 million, as an increase in average earning assets was more than offset by interest rate contraction.
  Interest expense decreased $3.5 million, or 59%, to $2.4 million. Interest expense on deposits decreased $3.2 million, or 60%, as the interest bearing cost of deposits declined to 0.33% in the third quarter of 2020 from 0.99% in the third quarter a year ago. The decline in interest bearing deposit costs more than offset the significant increase in average balances, as the Bank has benefited from the strategic lowering of stated deposit rates.
  NIM decreased 61 basis points to 3.26% from 3.87% in the third quarter of 2019. The NIM contraction was primarily driven by lower interest rates, as the Federal Reserve dropped short-term rates 225 basis points from September 30, 2019 to September 30, 2020, coupled with higher levels of excess balance sheet liquidity. The Company has maintained significantly higher levels of balance sheet liquidity driven in part by the funding of PPP loans which were funded from deposit growth. The PPP loans had a 12-basis point negative impact to NIM, while excess liquidity had a similar impact.

Loan loss provisioning for the third quarter of 2020 was positively impacted by the downward adjustment of the future unemployment forecast offset by qualitative factors in the allowance for credit loss model based on the current economic conditions related to the pandemic.

Non-interest income decreased $166,000, or 1%, to $13.0 million.

  Deposit service charges decreased $358,000, or 26%, primarily related to the decline in non-sufficient funds fees collected and an overall shift in pandemic related customer behavior.
  Debit/credit card income increased $116,000, or 6%, as interchange income, which lagged in April due to the pandemic and rebounded significantly and continued to increase through the end of the third quarter.
  Treasury management fees increased by $104,000, or 8%, bolstered by record treasury management product sales partially offset by lower transaction volume resulting from the pandemic.
  Mortgage banking revenue increased $1.2 million, or 149%, to a record level of $2.0 million at the end of the third quarter of 2020. Sustained low mortgage rates continued to entice mortgage refinancing, resulting in a record number of loans closed and sold during the quarter.

Non-interest expenses increased $2.3 million, or 10%, to $26.2 million.

  Compensation expense for the third quarter of 2020 increased $970,000, or 8%, primarily due to annual merit increases, increased incentive compensation and a slight increase in full time equivalent employees.
  Technology and communication expense for the third quarter of 2020 increased $424,000, or 23%, compared with the prior year quarter, consistent with expanding customer facing software/system functionality and the migration to a hosted core environment. Also, treasury management customer expansion has led to elevated hardware related expense.
  Marketing and business development expense, which includes all costs associated with promoting the Bank, community investment, retaining customers and acquiring new business, decreased $209,000 in the third quarter of 2020, mainly due to less travel and active prospective customer entertainment due to the pandemic.

Financial Condition – September 30, 2020 Compared with December 31, 2019

Total loans increased $627 million, or 22%, to $3.5 billion. Excluding the PPP loan portfolio, total loans contracted $15 million, with $101 million of growth in the commercial real estate portfolio completely offset by a $107 million decline in the C&I portfolio – primarily operating lines of credit.

The Company has made short-term loan modifications involving primarily full-payment deferrals in response to requests from borrowers who experienced business or personal cash flow interruptions related to the pandemic. Through the close of the third quarter, there were approximately $120 million in full payment deferral balances, with the largest concentration in the commercial real estate segment. Pursuant to the CARES Act, these loan deferrals are not included in non-performing loan statistics.

Full payment loan deferral balances have fluctuated as follows:

(in millions)	Total Deferrals	% of Total Loans*
October 27, 2020	$82	3%
September 30, 2020	120	4%
July 31, 2020	280	10%
June 30, 2020	502	18%
April 30, 2020	413	14%

* - Excluding PPP loans

The Company’s management team continues to analyze the evolving economic conditions in its markets while closely monitoring credit metrics, particularly related to the following segments comprising deferrals in the Bank’s portfolio:

(in millions)	September 30, 2020	October 27, 2020
Lodging/hotel	$30	$30
Residential real estate secured	18	9
Real estate/land development	12	11
Retail center	12	1
Parking lot/parking garage/storage	11	9
Tradeshows/events	10	9
Other	27	13

Total Deferrals	$120	$82

Asset quality, which has trended within a narrow range over the past several years, remained sound. Non-performing loans (NPLs) were $13.5 million, or 0.39% of total loans outstanding versus $12.1 million, or 0.42% of total loans outstanding at December 31, 2019.

During the third quarter of 2020, the Company recorded charge-offs totaling $1.6 million related to loans that were acquired in the prior year acquisition and fully allocated for through purchase accounting adjustments at the time of acquisition. While these are reflected as charge-offs, there was no impact to the provision for credit losses nor to the income statement for the third quarter of 2020.

Total deposits increased $621 million, or 20%, from December 31, 2019, to September 30, 2020, with non-interest bearing deposits representing $370 million of the increase. The mix of deposits has also improved with higher costing time deposits declining $35 million during 2020. Both period end and average deposit balances ended at record levels at September 30, 2020. Federal programs such as the PPP, stimulus checks and increased weekly unemployment benefits have boosted deposit balances.

At September 30, 2020, the Company remained “well capitalized” – the highest regulatory capital rating for financial institutions with increases in all capital ratios. Total equity to assets was 9.82% and the tangible common equity ratio was 9.52%(1) at September 30, 2020, compared to 10.91% and 10.55%(1), respectively, at December 31, 2019, with the decline attributable to the January 1, 2020 CECL adoption, the prior year acquisition and the impact of loan growth – especially PPP. The Company expects to continue to build capital levels given the current environment.

In September 2020, the Board of Directors continued the dividend rate of $0.27 per common share initially set in November 2019. Given the current economic uncertainty, the Company is committed to maintaining its current dividend level and will continue to evaluate the related impact on capital levels quarterly.

Based on recent economic developments and the increased importance of capital preservation, no shares were repurchased in 2020. Approximately 741,000 shares remain eligible for repurchase under the current buy-back plan.

Results of Operations – Third Quarter 2020 Compared with Second Quarter 2020

Net interest income increased $167,000 over the prior quarter to $33.7 million, led by the continued decline in cost of funds – primarily time deposits.

Loan provisioning in 2020 has been significantly impacted by the economic crisis and its impact upon the national unemployment forecast within the CECL model and changes in loan mix.

Non-interest income increased $421,000 to $13.0 million.

  A significant increase in mortgage banking income, debit/credit card income and higher treasury management fees more than offset a modest reduction in Wealth Management and Trust service fees.

Non-interest expenses increased $1.3 million, or 5%, to $26.2 million.

  Compensation expense increased $1.5 million to $13.3 million compared with the second quarter of 2020, due to increased incentive compensation and the deferred salary costs associated with the volume of PPP loan originations in the second quarter.
  Technology and communication expense increased $318,000 due to the third quarter migration to a hosted core environment and elevated treasury management expenses.
  Credit loss expense of $550,000 for off-balance sheet credit exposures was recorded during the third quarter of 2020 due to qualitative loss factor adjustments within the CECL model and a rise in unused commitments. On a linked quarter basis, this expense category improved by $925,000.

Financial Condition September 30, 2020, Compared with June 30, 2020

Total loans increased $8 million during the quarter to $3.5 billion at quarter end. Excluding the PPP portfolio, total loans contracted $4 million. The commercial real estate portfolio increased $33 million during the quarter, which was offset by contraction in the C&I category. Total line of credit usage declined to 37% as of September 30, 2020, from 39% at June 30, 2020. C&I line usage declined to 26% as of September 30, 2020, compared to 29% at June 30, 2020.

Total deposits increased $27 million on a linked quarter basis. The economic slow-down and uncertainty surrounding the pandemic has resulted in the customer base maintaining generally higher deposit balances.

Stockholders’ equity increased $8 million in the third quarter of 2020 compared with the prior quarter, with net income of $14.5 million and the positive change in equity related to the Bank’s investment portfolio offset by dividends declared.

Asset quality remained at strong levels. The allowance for credit losses was 1.45% of total loans, and the allowance for credit losses, excluding PPP loans, was 1.78%(2) of total loans, at September 30, 2020.

Recent Events

On October 21, 2020, the Company announced the election of James A. (Ja) Hillebrand as Chairman of the Board for Stock Yards Bancorp, effective January 1, 2021. Hillebrand will succeed David P. Heintzman, who was named Non-Executive Chairman on October 1, 2018. These changes complete the succession plan for Heintzman, who had been the Chairman and CEO of Stock Yards through October 1, 2018 and became the Non-Executive Chairman of the board when Hillebrand was promoted from President to CEO. Hillebrand will now serve as Chairman and CEO of the company and Heintzman will continue to serve on the board of the Company.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $4.4 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; the effects of the FRB’s benchmark interest rate cuts on liquidity and margins; the potential adverse effects of the coronavirus or any other pandemic on the ability of borrowers to satisfy their obligations to the Company, the level of the Company’s non-performing assets, the demand for the Company’s loans or its other products and services, other aspects of the Company’s business and operations, and financial markets and economic growth, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See “Risk Factors” outlined in the Company’s Form 10-Q for the three and six months ended June 30, 2020 and Form 10-K for the year ended December 31, 2019.

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2020 Earnings Release
(In thousands unless otherwise noted)
		Three Months Ended		Nine Months Ended
		September 30,		September 30,
Income Statement Data		2020	2019	2020	2019

Net interest income, fully tax equivalent (3)		$33,768	$32,167	$99,834	$92,763
Interest income:
Loans		$33,844	$35,058	$101,692	$100,075
Federal funds sold and interest bearing due from banks		54	566	673	2,129
Mortgage loans held for sale		173	41	359	121
Securities		2,073	2,344	6,808	7,735
Total interest income		36,144	38,009	109,532	110,060
Interest expense:
Deposits		2,107	5,316	8,676	16,034
Securities sold under agreements to repurchase and
other short-term borrowings		9	78	64	255
Federal Home Loan Bank (FHLB) advances and other long-term debt		333	509	1,123	1,180
Total interest expense		2,449	5,903	9,863	17,469
Net interest income		33,695	32,106	99,669	92,591
Provision for credit losses		4,418	400	15,518	1,000
Net interest income after provision for credit losses		29,277	31,706	84,151	91,591
Non-interest income:
Wealth management and trust services		5,657	5,738	17,601	16,839
Deposit service charges		998	1,356	3,081	3,793
Debit and credit card income		2,218	2,102	6,261	6,014
Treasury management fees		1,368	1,264	3,901	3,623
Mortgage banking income		1,979	794	4,447	2,004
Net investment product sales commissions and fees		431	400	1,288	1,120
Bank owned life insurance		172	487	527	849
Other		220	1,068	1,095	2,199
Total non-interest income		13,043	13,209	38,201	36,441
Non-interest expenses:
Compensation		13,300	12,330	37,296	36,846
Employee benefits		2,853	2,819	8,891	8,182
Net occupancy and equipment		2,235	2,189	6,205	6,005
Technology and communication		2,265	1,841	6,225	5,462
Debit and credit card processing		649	662	1,908	1,880
Marketing and business development		523	732	1,548	2,260
Postage, printing and supplies		472	402	1,355	1,218
Legal and professional		544	524	1,795	2,581
Amortization of investments in tax credit partnerships		52	137	141	241
Capital and deposit based taxes		1,076	993	3,331	2,864
Credit loss expense for off-balance sheet exposures		550	-	2,400	-
Other		1,677	1,269	3,935	4,423
Total non-interest expenses		26,196	23,898	75,030	71,962
Income before income tax expense		16,124	21,017	47,322	56,070
Income tax expense		1,591	3,783	6,189	6,652
Net income		$14,533	$17,234	$41,133	$49,418

Net income per share - Basic		$0.64	$0.76	$1.82	$2.18
Net income per share - Diluted		0.64	0.76	1.81	2.16
Cash dividend declared per share		0.27	0.26	0.81	0.77

Weighted average shares - Basic		22,582	22,550	22,553	22,633
Weighted average shares - Diluted		22,802	22,810	22,759	22,901

				September 30,
Balance Sheet Data				2020	2019

Loans				$3,472,481	$2,856,664
Allowance for credit losses				50,501	26,877
Total assets				4,365,129	3,533,926
Non-interest bearing deposits				1,180,001	795,793
Interest bearing deposits				2,574,517	2,150,520
FHLB advances				56,536	81,985
Stockholders' equity				428,598	396,111
Total shares outstanding				22,692	22,597
Book value per share (1)				$18.89	$17.53
Tangible common equity per share (1)				18.25	16.87
Market value per share				34.04	36.69

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2020 Earnings Release

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
Average Balance Sheet Data		2020	2019	2020	2019

Federal funds sold and interest bearing due from banks		$194,100	$98,569	$216,014	$119,210
Mortgage loans held for sale		28,520	3,887	17,202	3,144
Securities available for sale		442,089	396,686	433,744	423,082
FHLB stock		11,284	11,317	11,284	10,704
Loans		3,444,407	2,791,389	3,245,011	2,660,328
Total earning assets		4,120,400	3,301,848	3,923,255	3,216,468
Total assets		4,325,500	3,502,267	4,118,441	3,404,080
Interest bearing deposits		2,521,838	2,127,769	2,446,585	2,096,745
Total deposits		3,707,845	2,912,631	3,514,554	2,841,850
Securities sold under agreement to repurchase and
other short-term borrowings		49,709	48,376	47,803	49,690
FHLB advances and other long-term borrowings		59,487	83,386	65,751	68,075
Total interest bearing liabilities		2,631,034	2,259,531	2,560,139	2,215,153
Total stockholders' equity		426,049	392,840	415,595	381,743

Performance Ratios
Annualized return on average assets		1.34%	1.95%	1.33%	1.94%
Annualized return on average equity		13.57%	17.41%	13.22%	17.31%
Net interest margin, fully tax equivalent		3.26%	3.87%	3.40%	3.86%
Non-interest income to total revenue, fully tax equivalent		27.86%	29.11%	27.67%	28.20%
Efficiency ratio, fully tax equivalent (4)		55.96%	52.67%	54.36%	55.70%

Capital Ratios
Total stockholders' equity to total assets (1)				9.82%	11.21%
Tangible common equity to tangible assets (1)				9.52%	10.83%
Average stockholders' equity to average assets				10.09%	11.21%
Total risk-based capital				13.79%	12.53%
Common equity tier 1 risk-based capital				12.61%	11.69%
Tier 1 risk-based capital				12.61%	11.69%
Leverage				9.70%	10.90%

Loan Segmentation
Commercial real estate - non-owner occupied				$828,328	$737,464
Commercial real estate - owner occupied				492,825	458,526
Commercial and industrial				731,850	853,901
Commercial and industrial - PPP				642,056	-
Residential real estate - owner occupied				211,984	221,411
Residential real estate - non-owner occupied				143,149	127,934
Construction and land development				257,875	278,910
Home equity lines of credit				97,150	105,935
Consumer				44,161	43,568
Leases				13,981	19,934
Credit cards - commercial				9,122	9,081
Total loans and leases				$3,472,481	$2,856,664

Asset Quality Data
Non-accrual loans				$12,358	$2,722
Troubled debt restructurings				18	35
Loans past due 90 days or more and still accruing				1,152	487
Total non-performing loans				13,528	3,244
Other real estate owned				612	563
Total non-performing assets				$14,140	$3,807
Non-performing loans to total loans				0.39%	0.11%
Non-performing assets to total assets				0.32%	0.11%
Allowance for credit losses to total loans				1.45%	0.94%
Allowance for credit losses to average loans				1.56%	1.01%
Allowance for credit losses to non-performing loans				373%	829%
Net (charge-offs) recoveries		$(1,625)	$61	$(1,664)	$343
Net (charge-offs) recoveries to average loans (5)		-0.05%	0.00%	-0.05%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2020 Earnings Release

	Quarterly Comparison
Income Statement Data	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Net interest income, fully tax equivalent (3)	$33,768	$33,573	$32,494	$32,808	$32,167
Net interest income	$33,695	$33,528	$32,446	$32,756	$32,106
Provision for credit losses	4,418	5,550	5,550	-	400
Net interest income after provision for credit losses	29,277	27,978	26,896	32,756	31,706
Non-interest income:
Wealth management and trust services	5,657	5,726	6,218	5,804	5,738
Deposit service charges	998	800	1,283	1,399	1,356
Debit and credit card income	2,218	2,063	1,980	2,109	2,102
Treasury management fees	1,368	1,249	1,284	1,369	1,264
Mortgage banking income	1,979	1,622	846	930	794
Net investment product sales commissions and fees	431	391	466	378	400
Bank owned life insurance	172	176	179	182	487
Other	220	595	280	816	1,068
Total non-interest income	13,043	12,622	12,536	12,987	13,209
Non-interest expenses:
Compensation	13,300	11,763	12,233	13,473	12,330
Employee benefits	2,853	2,871	3,167	2,510	2,819
Net occupancy and equipment	2,235	2,089	1,881	2,374	2,189
Technology and communication	2,265	1,947	2,013	1,636	1,841
Debit and credit card processing	649	603	656	613	662
Marketing and business development	523	465	560	1,367	732
Postage, printing and supplies	472	442	441	434	402
Legal and professional	544	628	623	433	524
Amortization of investments in tax credit partnerships	52	53	36	837	137
Capital and deposit based taxes	1,076	1,225	1,030	1,006	993
Credit loss expense for off-balance sheet exposures	550	1,475	375	-	-
Other	1,677	1,323	935	1,470	1,269
Total non-interest expenses	26,196	24,884	23,950	26,153	23,898
Income before income tax expense	16,124	15,716	15,482	19,590	21,017
Income tax expense	1,591	2,348	2,250	2,941	3,783
Net income	$14,533	$13,368	$13,232	$16,649	$17,234

Net income per share - Basic	$0.64	$0.59	$0.59	$0.74	$0.76
Net income per share - Diluted	0.64	0.59	0.58	0.73	0.76
Cash dividend declared per share	0.27	0.27	0.27	0.27	0.26

Weighted average shares - Basic	22,582	22,560	22,516	22,493	22,550
Weighted average shares - Diluted	22,802	22,739	22,736	22,760	22,810

	Quarterly Comparison
Balance Sheet Data	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Cash and due from banks	$49,517	$46,362	$47,662	$46,863	$68,107
Federal funds sold and interest bearing due from banks	241,486	178,032	206,849	202,861	68,107
Mortgage loans held for sale	23,611	17,364	8,141	8,748	6,329
Securities available for sale	429,184	485,249	445,813	470,738	375,601
FHLB stock	11,284	11,284	11,284	11,284	11,284
Loans	3,472,481	3,464,077	2,937,366	2,845,016	2,856,664
Allowance for credit losses	50,501	47,708	42,143	26,791	26,877
Total assets	4,365,129	4,334,533	3,784,586	3,724,197	3,533,926
Non-interest bearing deposits	1,180,001	1,205,253	858,883	810,475	795,793
Interest bearing deposits	2,574,517	2,521,903	2,339,995	2,323,463	2,150,520
Securities sold under agreements to repurchase	40,430	42,722	32,366	31,985	33,172
Federal funds purchased	9,179	8,401	9,747	10,887	9,957
FHLB advances	56,536	61,432	69,191	79,953	81,985
Stockholders' equity	428,598	420,231	409,702	406,297	396,111
Total shares outstanding	22,692	22,667	22,665	22,604	22,597
Book value per share (1)	$18.89	$18.54	$18.08	$17.97	$17.53
Tangible common equity per share (1)	18.25	17.89	17.43	17.32	16.87
Market value per share	34.04	40.20	28.93	41.06	36.69

Capital Ratios
Total stockholders' equity to total assets (1)	9.82%	9.69%	10.83%	10.91%	11.21%
Tangible common equity to tangible assets (1)	9.52%	9.39%	10.48%	10.55%	10.83%
Average stockholders' equity to average assets	9.85%	9.66%	10.88%	10.81%	11.22%
Total risk-based capital	13.79%	13.50%	12.75%	12.85%	12.53%
Common equity tier 1 risk-based capital	12.61%	12.39%	11.81%	12.02%	11.69%
Tier 1 risk-based capital	12.61%	12.39%	11.81%	12.02%	11.69%
Leverage	9.70%	9.50%	10.78%	10.60%	10.90%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Third Quarter 2020 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Federal funds sold and interest bearing due from banks	$194,100	$285,617	$168,563	$187,865	$98,569
Mortgage loans held for sale	28,520	18,010	4,953	5,889	3,887
Securities available for sale	442,089	412,368	449,610	476,360	396,686
Loans	3,444,407	3,396,767	2,891,668	2,828,142	2,791,389
Total earning assets	4,120,400	4,124,046	3,526,078	3,509,573	3,301,848
Total assets	4,325,500	4,317,430	3,710,119	3,709,250	3,502,267
Interest bearing deposits	2,521,838	2,500,315	2,316,774	2,284,195	2,127,769
Total deposits	3,707,845	3,713,451	3,120,242	3,108,640	2,912,631
Securities sold under agreement to repurchase and
other short-term borrowings	49,709	49,940	43,739	49,881	48,376
FHLB advances	59,487	63,896	73,939	80,457	83,386
Total interest bearing liabilities	2,631,034	2,614,151	2,434,452	2,414,533	2,259,531
Total stockholders' equity	426,049	416,920	403,702	400,870	392,840

Performance Ratios
Annualized return on average assets	1.34%	1.25%	1.43%	1.78%	1.95%
Annualized return on average equity	13.57%	12.90%	13.18%	16.48%	17.41%
Net interest margin, fully tax equivalent	3.26%	3.27%	3.71%	3.71%	3.87%
Non-interest income to total revenue, fully tax equivalent	27.86%	27.32%	27.84%	28.36%	29.11%
Efficiency ratio, fully tax equivalent (4)	55.96%	53.87%	53.19%	57.11%	52.67%

Loans Segmentation
Commercial real estate - non-owner occupied	$828,328	$815,464	$799,284	$746,283	$737,464
Commercial real estate - owner occupied	492,825	472,457	476,534	474,329	458,526
Commercial and industrial	731,850	764,480	883,868	838,800	853,901
Commercial and industrial - PPP	642,056	630,082	-	-	-
Residential real estate - owner occupied	211,984	215,891	219,221	217,606	221,411
Residential real estate - non-owner occupied	143,149	139,121	134,734	134,995	127,934
Construction and land development	257,875	255,447	246,040	255,816	278,910
Home equity lines of credit	97,150	103,672	107,121	103,854	105,935
Consumer	44,161	43,758	44,939	47,467	43,568
Leases	13,981	14,843	15,476	16,003	19,934
Credit cards - commercial	9,122	8,862	10,149	9,863	9,081
Total loans and leases	$3,472,481	$3,464,077	$2,937,366	$2,845,016	$2,856,664

Asset Quality Data
Non-accrual loans	$12,358	$14,262	$4,235	$11,494	$2,722
Troubled debt restructurings	18	45	52	34	35
Loans past due 90 days or more and still accruing	1,152	48	1,762	535	487
Total non-performing loans	13,528	14,355	6,049	12,063	3,244
Other real estate owned	612	493	493	493	563
Total non-performing assets	$14,140	$14,848	$6,542	$12,556	$3,807
Non-performing loans to total loans	0.39%	0.41%	0.21%	0.42%	0.11%
Non-performing assets to total assets	0.32%	0.34%	0.17%	0.34%	0.11%
Allowance for credit losses to total loans	1.45%	1.38%	1.43%	0.94%	0.94%
Allowance for credit losses to average loans	1.47%	1.40%	1.46%	0.95%	0.96%
Allowance for credit losses to non-performing loans	373%	332%	697%	222%	829%
Net (charge-offs) recoveries	$(1,625)	$15	$(54)	$(86)	$61
Net (charge-offs) recoveries to average loans (5)	-0.05%	0.00%	0.00%	0.00%	0.00%

Other Information
Total assets under management (in millions)	$3,414	$3,204	$2,961	$3,320	$3,116
Full-time equivalent employees	626	620	618	615	622

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Total stockholders' equity - GAAP (a)	$428,598	$420,231	$409,702	$406,297	$396,111
Less: Goodwill	(12,513)	(12,513)	(12,513)	(12,513)	(12,593)
Less: Core deposit intangible	(2,042)	(2,122)	(2,203)	(2,285)	(2,373)
Tangible common equity - Non-GAAP (c)	$414,043	$405,596	$394,986	$391,499	$381,145

Total assets - GAAP (b)	$4,365,129	$4,334,533	$3,784,586	$3,724,197	$3,533,926
Less: Goodwill	(12,513)	(12,513)	(12,513)	(12,513)	(12,593)
Less: Core deposit intangible	(2,042)	(2,122)	(2,203)	(2,285)	(2,373)
Tangible assets - Non-GAAP (d)	$4,350,574	$4,319,898	$3,769,870	$3,709,399	$3,518,960

Total stockholders' equity to total assets - GAAP (a/b)	9.82%	9.69%	10.83%	10.91%	11.21%
Tangible common equity to tangible assets - Non-GAAP (c/d)	9.52%	9.39%	10.48%	10.55%	10.83%

Total shares outstanding (e)	22,692	22,667	22,665	22,604	22,597

Book value per share - GAAP (a/e)	$18.89	$18.54	$18.08	$17.97	$17.53
Tangible common equity per share - Non-GAAP (c/e)	18.25	17.89	17.43	17.32	16.87

(2) - Allowance to total non-PPP loans represents the allowance for credit losses, divided by total loans less PPP loans. Bancorp believes this non-GAAP ratio is important because it provides a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses.

	Quarterly Comparison
(Dollars in thousands)	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Total Loans - GAAP (b)	$3,472,481	$3,464,077	$2,937,366	$2,845,016	$2,856,664
Less: PPP loans	(642,056)	(630,082)	-	-	-
Total non-PPP Loans - Non-GAAP (c)	2,830,425	$2,833,995	$2,937,366	$2,845,016	$2,856,664

Allowance for credit losses (a)	$50,501	$47,708	$42,143	$26,791	$26,877

Allowance for credit losses to total loans - GAAP (a/b)	1.45%	1.38%	1.43%	0.94%	0.94%
Allowance for credit losses to total loans - Non-GAAP (a/c)	1.78%	1.68%	1.43%	0.94%	0.94%

(3) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of fully tax equivalent net interest income and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio normally presented, Bancorp considers an adjusted efficiency ratio. Bancorp believes this ratio is important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships.

	Quarterly Comparison
(Dollars in thousands)	9/30/20	6/30/20	3/31/20	12/31/19	9/30/19

Total non-interest expenses - GAAP (a)	$26,196	$24,884	$23,950	$26,153	$23,898
Less: Amortization of investments in tax credit partnerships	(52)	(53)	(36)	(837)	(137)
Total non-interest expenses - Non-GAAP (c)	$26,144	$24,831	$23,914	$25,316	$23,761

Total net interest income, fully tax equivalent	$33,768	$33,573	$32,494	$32,808	$32,167
Total non-interest income	13,043	12,622	12,536	12,987	13,209
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$46,811	$46,195	$45,030	$45,795	$45,376

Efficiency ratio - GAAP (a/b)	55.96%	53.87%	53.19%	57.11%	52.67%
Efficiency ratio - Non-GAAP (c/b)	55.85%	53.75%	53.11%	55.28%	52.36%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.